#036 Putnam Tax Free High Yield Fund
1/31/04 semi annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the fund's fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $13,623.

72DD1 (000s omitted)

Class A		$26,525
Class B		  5,267
Class C		    274

72DD2 (000s omitted)

Class M		$244

73A1

Class A		 $0.349980
Class B		  0.309574
Class C		  0.299762

73A2

Class M 	 $0.331195

74U1 (000s omitted)

Class A		68,356
Class B		15,690
Class C		   856

74U2 (000s omitted)

Class M		   581

74V1

Class A		$12.65
Class B		 12.67
Class C		 12.66

74V2

Class M		$12.65